Exhibit 99.1

FOR IMMEDIATE RELEASE

SANUWAVE ENROLLS FIRST DIABETIC FOOT ULCER PATIENT

IN THE DERMAPACE CLINICAL TRIAL

ALPHARETTA, GA, June 5, 2013 – SANUWAVE Health, Inc. (OTCBB: SNWV) today reported that the first patient has been enrolled and begun treatment in the supplemental Phase III clinical trial of the Company’s dermaPACE® device for treating diabetic foot ulcers. The clinical trial is designed to enroll a minimum of 90 patients at up to 20 U.S. sites.

“Enrolling and treating the first patient is an important milestone in our efforts to bring the CE Marked dermaPACE device to the U.S. market,” commented Joseph Chiarelli, Chief Executive Officer of SANUWAVE. “We expect to show, through a successful trial, that the dermaPACE device can offer significant benefits over current therapies for diabetic foot ulcers. It is a simple, comfortable, and unobtrusive treatment option. As a result of our successful investigator meeting a few weeks ago, many of the 20 clinical sites currently have patients under-going the initial screening process required for enrollment in the dermaPACE study.”

“I am encouraged by the possibilities offered for patients by this simple yet innovative technology in treating chronic diabetic foot ulcers,” commented Dr. Gilbert Weiner, Executive Medical Director-Principal Investigator at Advanced Pharma CR, LLC, which is located in Florida and one of the Company’s clinical trial sites. “Diabetic foot ulcers are a common debilitating problem among patients with diabetes. I would welcome a cost effective method that promotes the natural healing process of patients who have chronic, non-healing ulcers.”

About the dermaPACE Phase III Supplemental U.S Clinical Trial

The goal of the Phase III supplemental trial is to establish superiority in diabetic foot ulcer healing rates using the dermaPACE treatments as compared with the control group, when both are combined with standard of care dressings and with offloading from a walking boot as required. Patients will be randomized 1:1 to receive either dermaPACE treatment or control. Treatment consists of four (4) non-invasive procedures during the first two weeks, and up to four (4) additional non-invasive procedures delivered bi-weekly between weeks 4 and 10. The primary endpoint is complete wound closure at 12 weeks. Wound closure is defined as full skin re-epithelialization, without drainage or dressing requirements, confirmed at two consecutive visits. Secondary trial endpoints include time to closure, reduction in total wound surface area and volume, rates of ulcer recurrence and amputations, and other safety assessments. For more information about the trial, please visit www.clinicaltrials.gov.

About the dermaPACE Device

The dermaPACE device emits focused, high-energy, acoustic shock waves that restore the body’s normal healing processes. Research indicates the technology causes re-initiation and improvement in the healing cascade, including increased perfusion and blood vessel widening (arteriogenesis), the production of growth factors, formation of new blood vessel (angiogenesis), and the subsequent regeneration of skin tissue and musculoskeletal and vascular structures. The dermaPACE device is being studied in the U.S. for the treatment of diabetic foot ulcers and is currently being sold outside the U.S. for the treatment of the skin and subcutaneous soft tissue. Advanced wound care using the dermaPACE represents a $5 billion U.S. and $22 billion international market opportunity.

About SANUWAVE Health, Inc.

SANUWAVE Health, Inc. (www.sanuwave.com) is a shock wave technology company initially focused on the development and commercialization of noninvasive, biological response activating devices for the repair and regeneration of tissue, musculoskeletal and vascular structures. SANUWAVE’s portfolio of regenerative medicine products and product candidates activate biologic signaling and angiogenic responses, producing new vascularization and microcirculatory improvement, which helps restore the body’s normal healing processes and regeneration. SANUWAVE intends to apply its patented PACE technology in wound healing, orthopedic/spine, plastic/cosmetic and cardiac conditions. Its lead product candidate for the global wound care market, dermaPACE®, is CE Marked throughout Europe and has device license approval for the treatment of the skin and subcutaneous soft tissue in Canada, Australia and New Zealand. In the U.S., dermaPACE is currently under the FDA’s Premarket Approval (PMA) review process for the treatment of diabetic foot ulcers. SANUWAVE researches, designs, manufactures, markets and services its products worldwide, and believes it has demonstrated that its technology is safe and effective in stimulating healing in chronic conditions of the foot (plantar fasciitis) and the elbow (lateral epicondylitis) through its U.S. Class III PMA approved OssaTron® device, as well as stimulating bone and chronic tendonitis regeneration in the musculoskeletal environment through the utilization of its OssaTron, Evotron® and orthoPACE® devices in Europe and Asia and Asia/Pacific. In addition, there are license/partnership opportunities for SANUWAVE’s shock wave technology for non-medical uses, including energy, water, food and industrial markets.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Forward-looking statements include all statements that are not statements of historical fact regarding intent, belief or current expectations of the Company, its directors or its officers. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control. Actual results may differ materially from those projected in the forward-looking statements. Among the key risks, assumptions and factors that may affect operating results, performance and financial condition are risks associated with the regulatory approval and marketing of the Company’s product candidates and products, unproven pre-clinical and clinical development activities, regulatory oversight, the Company’s ability to manage its capital resource issues, competition, and the other factors discussed in detail in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statement.

For additional information about the Company, visit www.sanuwave.com.

Contact:

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CAP Strategies, LLC
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